Filed in the Office of	Business Number E0270472009-4
Barbara K. Cegavske	Filing Number 20200708432
Secretary of State State Of Nevada	Filed On 6/5/2020 8:22:00 AM
	Number of Pages 1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

(PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Correction

(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)

1. The name of the **entity** for which correction is being made:

808 RENEWABLE ENERGY CORPORATION

2. Description of the original document for which correction is being made:

Certificate of Dissolution

3. Filing date of the original document for which correction is being made: 05/29/2020

4. Description of the inaccuracy or defect:

As a former officer of this company, I accidentally filed a Certificate of Dissolution on this company.

5. Correction of the inaccuracy or defect:

Please correct and put in proper standing

6. Signature:

X [signature]

Authorized Signature	Officer **Title ***	06/04/2020 **Date**

* If entity is a corporation, it must be signed by an officer if stock has been issued, OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members; a limited partnership or limited-liability limited partnership, by a general partner; a limited-liability partnership, by a managing partner; a business trust, by a trustee.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.